Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE
ARTICLES OF Incorporation
OF
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

(Regarding the Designation and Authorization of Series C Preferred Stock)

TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

Pursuant to the provisions of Section 490.1006 of the Iowa Business Corporation Act (the “IBCA”), the undersigned corporation, AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY (“AEL”), hereby adopts the following Articles of Amendment to its Articles of Incorporation (“Articles of Amendment”) in connection with the designation and authorization of a series of preferred stock of the undersigned corporation designated as “Preferred Stock, Series C” (the “Series C Preferred Stock”):

1.            The name of the corporation is American Equity Investment Life Holding Company.

2.            AEL will undergo a merger (the “Merger”) with American National Group, LLC (“ANAT”), with AEL surviving the Merger, pursuant to which, among other things, AEL will become the successor issuer of ANAT’s preferred stock designated as “Preferred Stock, Series C”, to be effective on 9:00 am Eastern Time on May 7, 2024 (the “Effective Time”). The designation, authorization and terms of the Series C Preferred Stock are set forth in Exhibit A attached hereto, which are incorporated fully into these Articles of Amendment. In connection therewith, AEL adopts these Articles of Amendment (including Exhibit A attached hereto) as of the Effective Time, including amending the Articles of Incorporation by deleting in its entirety the first sentence of Article FOURTH, which now states:

The total number of shares that may be issued by the Corporation is 202,000,000 shares, of which 2,000,000 shares of the par value of $1 per share shall be designated Preferred Stock, comprising of 5.95% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series A (“Series A Preferred Stock”) and 6.625% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B (“Series B Preferred Stock”, and together with the Series A Preferred Stock, the “Preferred Stock”) and 200,000,000 shares of the par value of $1 per share shall be designated Common Stock.

And inserting in lieu thereof the following:

The total number of shares that may be issued by the Corporation is 201,909,500 shares, of which (a) 32,000 shares of the par value of $1 per share shall be designated Preferred Stock, comprising of (x) 20,000 shares of 5.95% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series A (“Series A Preferred Stock”) and (y) 12,000 shares of 6.625% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B (“Series B Preferred Stock”), (b) 1,877,500 shares of the par value of $0.01 per share shall be designated Preferred Stock, comprising of Preferred Stock, Series C (“Series C Preferred Stock”, and collectively with the Series A Preferred Stock and the Series B Preferred Stock, the “Preferred Stock”) and (c) 200,000,000 shares of the par value of $1 per share shall be designated Common Stock.

3.            The Merger was duly adopted and approved by the shareholders of AEL and the Board of Directors of AEL (the “Board of Directors”). The resolutions of the Board of Directors authorizing the merger were duly adopted and approved by the Board of Directors in the manner required by the IBCA and by the Articles of Incorporation of AEL.

4.            These Articles of Amendment were duly adopted and approved by the shareholders of AEL and the Board of Directors of AEL. The resolutions of the Board of Directors authorizing these Articles of Amendment were duly adopted and approved by the Board of Directors in the manner required by the IBCA and by the Articles of Incorporation of AEL.

Dated this 2nd day of May, 2024.

AMERICAN EQUITY INVESTMENT
LIFE HOLDING COMPANY

By:	/s/ Garrett Williams

Name:	Garrett Williams
Title:	Corporate Secretary and Senior
Vice President

Exhibit A

CERTIFICATE OF DESIGNATIONS

OF

SERIES C PREFERRED STOCK

OF

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

In accordance with Article FOURTH of the Articles of Incorporation of American Equity Investment Life Holding Company (the “Corporation”), the Board of Directors of the Corporation (“the Board”) has established the voting powers, designations, preferences and relative, participating, option or other special rights, and the qualifications, limitations or restrictions of a series of preferred stock designated as “Preferred Stock, Series C” and has stated and expressed such voting powers, designations, preferences and relative, participating, option or other special rights, and the qualifications, limitations or restrictions of such series of preferred stock in this Certificate of Designations (the “Certificate of Designations”) as follows:

1.             Designation. The distinctive serial designation of such series of preferred stock is “Preferred Stock, Series C” (the “Series C Preferred Stock”). Each share of Series C Preferred Stock shall be identical in all respects to every other share of Series C Preferred Stock.

2.             Number of Shares. The authorized number of shares of Series C Preferred Stock shall be 1,877,500. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock of the Corporation, less all shares of any other series of preferred stock authorized at the time of such increase) or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by the Board. The Corporation may at any time and from time to time, without notice to or the consent of holders of the Series C Preferred Stock, issue additional shares of Series C Preferred Stock that shall form a single series with the Series C Preferred Stock initially authorized hereby, provided that such additional shares of Series C Preferred Stock are fungible for U.S. federal income tax purposes with the Series C Preferred Stock authorized hereby. Shares of Series C Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of preferred stock, shall be cancelled and shall revert to authorized but unissued shares of preferred stock of the Corporation undesignated as to series.

3.             Definitions. As used herein with respect to the Series C Preferred Stock:

(a)            “Articles of Incorporation” shall mean the articles of incorporation of the Corporation, as the same may be amended or restated from time to time, and shall include this Certificate of Designations.

(b)            “Bylaws” means the Bylaws of the Corporation, effective as of May 7, 2024, as the same may be amended or restated from time to time.

(c)            “Certificate of Designations” has the meaning specified in the preamble.

(d)            “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.

(e)            “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation that ranks junior to the Series C Preferred Stock as to the distribution of assets upon the Corporation’s liquidation, dissolution or winding-up.

(f)            “Liquidation Preference” has the meaning specified in Section 6(b).

(g)            “Parity Stock” means the Series A Preferred Stock, Series B Preferred Stock and any other class or series of the Corporation’s stock that ranks equally with the Series C Preferred Stock in the distribution of assets upon the Corporation’s liquidation, dissolution or winding-up.

(h)            “Series A Preferred Stock” means the Corporation’s 5.95% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series A.

(i)            “Series B Preferred Stock” means the Corporation’s 6.625% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B.

4.             Ranking. With respect to the distribution of assets upon the liquidation, dissolution or winding-up of the Corporation, the Series C Preferred Stock will rank in right of payment: (a) senior to any Junior Stock; and (b) equally with any Parity Stock that the Corporation may issue (except for any senior series that may be issued with the requisite vote or consent of the holders of at least 66 2/3% of the shares of the Series C Preferred Stock at the time outstanding and entitled to vote) with respect to any distribution of assets upon the Corporation’s liquidation, dissolution or winding-up.

5.             Dividends. Dividends on the Series C Preferred Stock will not be mandatory. Holders of shares of Series C Preferred Stock shall be entitled to receive such dividends and other distributions (payable in cash or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

If any dividends (payable in cash, property, stock or otherwise) are determined by the Board (or a duly authorized committee of the Board) to be declared and paid on the Common Stock or any other shares of Junior Stock from time to time out of any funds legally available for such payment, the Series C Preferred Stock shall be entitled to participate in any such dividend.

Dividends on the Series C Preferred Stock will not be declared, paid or set aside for payment if the Corporation fails to comply, or if such act would cause the Corporation to fail to comply, with applicable laws, rules and regulations.

6.             Liquidation Rights.

(a)            Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series C Preferred Stock and any Parity Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders of the Corporation, after satisfaction of liabilities to creditors of the Corporation and any required distributions to holders of stock, if any, that ranks senior to the Series C Preferred Stock in the distribution of assets upon liquidation, dissolution or winding-up but before any distribution of assets is made to holders of Common Stock and any other Junior Stock, a liquidating distribution equal to the stated amount of $1,000 per share plus declared but unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series C Preferred Stock shall not be entitled to any other amounts from the Corporation after they have received their full liquidation preference.

(b)            Partial Payment. If in any distribution described in Section 6(a) above the assets of the Corporation are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series C Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series C Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series C Preferred Stock and the holders of all such other Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of Series C Preferred Stock or Parity Stock shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued cumulative dividends, whether or not declared, as applicable).

(c)            Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series C Preferred Stock and any Parity Stock, the holders of Junior Stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)            Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 6, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series C Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding-up of the Corporation.

7.             Redemption. The Series C Preferred Stock is perpetual and has no maturity date. The Corporation may, at its option, redeem all, or a portion of, the shares of Series C Preferred Stock then outstanding, at any time, at a redemption price equal to the stated amount of $1,000 per share of Series C Preferred Stock. Upon such redemption, (a) all shares so called for redemption shall no longer be deemed outstanding and (b) all rights with respect to such shares shall forthwith on the date of such redemption cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Holders of the shares of Series C Preferred Stock will have no right to require the redemption or repurchase of the shares of Series C Preferred Stock. No redemption of the shares of Series C Preferred Stock will be consummated unless the full dividend has been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Parity Stock for the latest completed dividend period for such shares of Parity Stock.

8.             Voting Rights. The holders of Series C Preferred Stock shall not have any voting rights except as otherwise from time to time required by law.

9.             Notices. All notices or communications in respect of Series C Preferred Stock shall be sufficiently given if given in writing or if given in such other manner as may be permitted in this Certificate of Designations, in the Articles of Incorporation, in the Bylaws or by applicable law.

10.           Conversion Rights. The Series C Preferred Stock shall not be convertible into, or exchangeable for, shares of Common Stock or any other class or series of stock or other securities of the Corporation.

11.           No Preemptive Rights. No share of Series C Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

12.           Other Rights. The shares of Series C Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

13.           Certificates. The Corporation may, at its option, issue shares of Series C Preferred Stock without certificates.